Exhibit 7.15

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (as amended, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of     October 24,2023   , by and among Abu Dhabi Commercial Bank PJSC, as security agent for the Secured Parties (in such capacity, together with any successors and assigns, the “Security Agent”) and Borse Dubai Limited, a company organized under the laws of the Dubai International Financial Centre, as Grantor (“Grantor”).

Reference is made herein to (i) that certain AED 4,000,000,000 Margin Loan Agreement dated the date hereof, by and among Grantor, as borrower, Security Agent, as security agent, Abu Dhabi Commercial Bank PJSC, as facility agent, calculation agent and Original Lender, and the other Secured Parties from time to time party thereto (as such may be amended, modified, supplemented or restated from time to time, the “Margin Loan Agreement”) and (ii) that certain Secured Custodian Securities Account Control Agreement dated as of the date hereof, by and among Grantor, as pledgor, Security Agent, as secured party, and HSBC Bank USA, National Association, as depositary agent (the “Depositary Agent”) (as such may be amended, modified, supplemented or restated from time to time, the “Secured Custodian Securities Account Control Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Margin Loan Agreement, unless otherwise noted.

WHEREAS, Grantor will deposit into the Share Collateral Account (as defined in the Secured Custodian Securities Account Control Agreement) the Nasdaq Collateral Shares;

WHEREAS, it is a condition precedent to utilization under the Margin Loan Agreement that the parties hereto execute and deliver this Security Agreement; and

WHEREAS, the Security Agent is party to the Secured Custodian Securities Account Control Agreement and a Deposit Account Control Agreement in order to obtain control over one or more Collateral Accounts.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

1.
Security Interest. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as collateral security for the payment and performance of the Secured Obligations (as defined below), Grantor hereby pledges, collaterally assigns and grants to the Security Agent, as security agent for the benefit of the Secured Parties, a continuing first priority security interest (each a “Security Interest” and collectively, the “Security Interests”) in all of Grantor’s right, title and interest in and to, or otherwise with respect to, the Collateral.

2.
Collateral. Each Security Interest herein granted shall secure all Secured Obligations, and is in all of Grantor’s right, title and interest in and to, or otherwise with respect to, the following property and assets whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(a)
(i) the Nasdaq Collateral Shares; (ii) all dividends, shares, securities, cash, instruments, moneys or property (A) representing a dividend, distribution or return of capital in respect of any of the foregoing  (including, without limitation, any Dividend thereon), (B) resulting from a split-up (including, without limitation, a split-off), revision, reclassification, recapitalization or other similar change with respect to any of the Nasdaq Shares serving as collateral hereunder, (C) otherwise received in exchange for or converted from any of the Nasdaq Shares serving as collateral hereunder and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, any of such Nasdaq Shares or (D) in connection with a spin-off with respect to such Nasdaq Shares; and (iii) in the event of any Merger Event in which Nasdaq, Inc. (the “Company”) is not the surviving entity, all shares of each class of the capital stock of the successor entity formed by or resulting from such Merger Event received with respect to the Nasdaq Shares serving as collateral hereunder and any other consideration that is exchanged for such Nasdaq Shares or into which such Nasdaq Shares are converted;

(b)
each Collateral Account (as defined below), any Cash, Cash Equivalent Investments, securities (including, without limitation, the Nasdaq Collateral Shares), general intangibles, investment property, financial assets and other property that may from time to time, in each case, be deposited, credited, held or carried in such Collateral Accounts or that is delivered to or in possession or control of the Security Agent or the Custodian or any of the Security Agent’s or the Custodian’s agents pursuant to this Security Agreement or the Margin Loan Agreement; all “security entitlements” as defined in §8-102(a)(17) of the UCC (as defined below) with respect to any of the foregoing and all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising; and

(c)
(1) all Proceeds (as defined below) of the Collateral described in the foregoing clauses (a) and (b) and (2) any dividends or other distributions in respect of any shares of capital stock issued by Company in respect of any Nasdaq Collateral Shares or other securities constituting Collateral or any securities or other property distributed in respect of or exchanged for any Nasdaq Collateral Shares or other securities constituting Collateral, or into which any such Nasdaq Collateral Shares or other securities are converted, in connection with any merger or similar event or otherwise.

As used herein, the term “Collateral Accounts” means, collectively, each “Deposit Account” (as such term is defined in the Deposit Account Control Agreement) and each “Share Collateral Account” (as such term is defined in the Secured Custodian Securities Account Control Agreement). Any renumbering of a Collateral Account by the Security Agent or the Custodian shall not limit the rights of the Security Agent hereunder, and, to the extent necessary, such renumbering shall automatically be incorporated into the definition of Collateral Account. Any reference to a Collateral Account shall include any successor, renumbered or redesignated account and shall also include all sub-accounts of any such Collateral Account. “Proceeds” has the meaning specified in Section 9-102(a)(64) of the Uniform Commercial Code as enacted in the State of New York (the “UCC”).

The Security Interests granted hereunder are granted as security only and shall not subject the Security Agent to, or transfer or in any way affect or modify, any obligation or liability of Grantor with respect to any of the Collateral or any transaction in connection therewith.

3.	Collateral Maintenance and Administration.

(a)
The Security Agent and each Secured Party is entitled to withhold any Taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, on payments to, or proceeds and payments realized from, the Collateral. Promptly upon written demand of the Security Agent or any Secured Party, Grantor shall pay to and indemnify the Security Agent or such Secured Party (including by the Security Agent or such Secured Party setting off amounts due against the Collateral) against the amount of any Taxes that the Security Agent or such Secured Party may be required to pay with respect to the Collateral by reason of the security interest granted herein (including but not limited to any Taxes with respect to (x) income earned or distribution with respect to the Collateral, (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any Security thereon (other than Permitted Security), or (z) any withholding Tax paid by the Security Agent or such Secured Party on behalf of Grantor. Notwithstanding anything to the contrary elsewhere in the Margin Loan Agreement or herein, all payments and all deliveries of Collateral, or income or distributions in respect of Collateral, pursuant to the Margin Loan Agreement shall be calculated net of any and all present or future Taxes in respect thereof.  For the avoidance of doubt, this provision does not apply to (i) Taxes imposed on the Security Agent or such Secured Party in its capacity as beneficial owner of any assets formerly held as Collateral should the Security Agent or such Secured Party acquire such assets from Grantor, or (ii) Other Connection Taxes imposed on the Security Agent or such Secured Party, other than, for the avoidance of doubt, any such Taxes that apply by reason of the security interest granted herein (including but not limited to any Taxes with respect to (x) income earned or distribution with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any Security thereon (other than Permitted Security). As used herein, the term “Other Connection Tax” means, with respect to the Security Agent or such Secured Party, Taxes imposed as a result of a present or former connection between the Security Agent or such Secured Party and the jurisdiction imposing such Tax (other than connections arising from the Security Agent or such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any loan or Finance Document).

(b)
The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, Grantor shall be treated as the owner of its Collateral for U.S. Federal and state tax purposes.

(c)
At all times prior to the foreclosure sale or other disposition of any Nasdaq Collateral Shares or other securities constituting Collateral pursuant to Section 9 hereof, Grantor shall have the right to exercise all voting and consensual powers pertaining to such Collateral for all purposes.

4.	Secured Obligations. All Secured Obligations (as such term is defined in the Margin Loan Agreement) are secured by this Security Agreement.

5.	Grantor’s Representations and Warranties. Grantor hereby represents and warrants to the Security Agent and each Secured Party that:

(a)
The Security Interests in the Collateral granted to the Security Agent pursuant to this Security Agreement are valid and binding security interests in the Collateral (subject to no other Security, other than Permitted Security, or Transfer Restrictions, other than the Existing Transfer Restrictions).

(b)
Upon the execution and delivery by the parties hereto of this Security Agreement, when each of the Secured Custodian Securities Account Control Agreement and the Deposit Account Control Agreement are executed and delivered by Grantor and Depositary Agent, the Security Interest in the Collateral Accounts, all financial assets credited thereto (including the Nasdaq Collateral Shares) and all security entitlements in respect thereof, and all cash deposited therein, created hereunder in favor of the Security Agent will constitute a valid and perfected, first priority security interest securing the Secured Obligations (which, in the case of such security entitlements, will be a continuing first priority security interest), such Security Interest will not be subject to any Security other than Permitted Security or Transfer Restrictions other than Existing Transfer Restrictions, and the Security Agent will have Control (as defined in Section 8-106, Section 9-104 or Section 9-106, as applicable, of the UCC) thereof.

(c)
With respect to all Collateral that may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement is filed in the appropriate office against Grantor in the location listed on Schedule 1 (naming Grantor as the debtor and the Security Agent as the secured party), the Security Agent will have a valid and perfected security interest in such Collateral as security for the payment and performance of the Secured Obligations. No financing statement or security agreement naming Grantor as debtor or covering all or any part of the Collateral has been filed or is of record in any jurisdiction except for financing statements or security agreements naming the Security Agent as secured party.

(d)	[Reserved].

(e)
Grantor’s full legal name as of the date hereof is as specified in the first paragraph of this Security Agreement. The location of Grantor’s place of business as of the date hereof is the Dubai International Financial Centre.  Grantor does not have any place of business within the United States.

(f)	Grantor has rights (or the power to transfer rights) in each item of Collateral upon which it purports to grant a Security Interest hereunder.

6.	Grantor’s Covenants. During the term of this Security Agreement:

(a)
Grantor shall defend the Collateral and the Security Interests conveyed to the Security Agent by this Security Agreement against all claims and demands of all persons (other than Permitted Security) at any time claiming any interest therein adverse to the Security Agent.

(b)
Whether the Collateral is or is not in the Security Agent’s possession, and without any obligation to do so and without waiving Grantor’s default for failure to make any such payment, the Security Agent at its option may, following notice to Grantor when it may reasonably do so without prejudice, pay any such costs and expenses and discharge encumbrances on the Collateral, and any payments of such costs and expenses and any payments to discharge such encumbrances shall be a part of the Secured Obligations. Grantor agrees to reimburse the Security Agent on demand for any payments of such costs and expenses and any payments to discharge such encumbrances.

(c)
Grantor shall take such other actions as the Security Agent shall reasonably determine is necessary or appropriate to preserve, protect, perfect and duly record the Security created under this Security Agreement in the Collateral, including Collateral credited to any Collateral Account, including, without limitation, executing, delivering, filing and/or recording, in such locations and jurisdictions as the Security Agent specify, any financing statement, notice, instrument, document, agreement or other papers that may be necessary to create, preserve, protect or perfect the Security Interest granted pursuant hereto and the priority thereof or to enable the Security Agent to exercise and enforce its rights under this Security Agreement with respect to such Security Interest, including, without limitation, executing and delivering or causing the execution and delivery of a control agreement with respect to the Collateral Accounts.

(d)	[Reserved].

(e)
Without at least ten (10) days’ prior written notice to the Security Agent, Grantor shall not (i) maintain any of Grantor’s books and records with respect to the Collateral at any office, or maintain Grantor’s place of business (or, if Grantor has more than one place of business, Grantor’s chief executive office) at any place other than at the address indicated in Clause 30 of the Margin Loan Agreement or (ii) make any change to Grantor’s name, or the name under which Grantor does business, or the form or jurisdiction of Grantor’s organization from the name, form and jurisdiction set forth on the first page of this Security Agreement.

(f)
Grantor shall not close any Collateral Account or transfer any Collateral held therein or credited thereto (it being understood that Grantor may request a release of Collateral in accordance with Clauses 19.4, 19.5, 19.6, 19.8, 19.9 and 19.10 of the Margin Loan Agreement) without obtaining the prior written consent of the Security Agent.

7.            Ownership and Bust-Up.

(a)        Definitions. As used in this Section 7:

“Beneficial Ownership” means, in respect of the Security Agent or any other Secured Party, the “beneficial ownership” (within the meaning of Section 13(d)) of outstanding Nasdaq Shares, without duplication, by the Security Agent or such other Secured Party, together with any of its Affiliates or other Persons subject to aggregation with the Security Agent or such other Secured Party, as the case may be, under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which the Security Agent or such other Secured Party is, or is deemed to be, a part (the Security Agent or such other Secured Party and any such Affiliates, Persons and groups, collectively, with respect to the Security Agent or such other Secured Party, the “Secured Party Group”) (or, to the extent that the application of the equivalent calculation for purposes of determining whether a person is a beneficial owner of more than 10 percent of any class of equity securities registered under Section 12 of the Exchange Act for the purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).

 “Qualifying Disposition” means a sale, transfer or other disposition of Nasdaq Collateral Shares:

(i)       to any Person who acquires them in a broadly distributed public offering of the Nasdaq Collateral Shares that is registered under the Securities Act (including the underwriter of such offering, which may be the Security Agent or an Affiliate thereof);

(ii)       effected on any securities exchange so long as the Security Agent (or any Affiliate thereof) did not solicit or arrange for the solicitation of orders to buy such Nasdaq Collateral Shares in anticipation of or in connection with such sale;

(iii)      made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv)      to a Person that the Security Agent believes in good faith is not, and after giving effect to such sale, transfer or other disposition, will not be, an Affiliate (as such term is used under the Securities Act) of Company;

(v)       to a Person that is an Affiliate (as such term is used under the Securities Act) of Company prior to such sale, transfer or other disposition so long as the number of Nasdaq Collateral Shares, or Nasdaq Shares that are collateral or other security for any other transaction to which the Security Agent or any Affiliate thereof is party, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the outstanding Nasdaq Shares; or

(vi)       to Company or any Subsidiary thereof.

“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Secured Party Person” means any Secured Party or any Secured Party Group (as defined above) or any other Person whose ownership position would be aggregated with that of any member of a Secured Party Group.

(b)        Ownership Provision.

  (i)        Notwithstanding any other provision of the Finance Documents to the contrary, in no event shall the Security Agent or any other Secured Party be entitled to acquire, receive, vote or exercise any other rights of the Security Agent or any other Secured Party in respect of any such Nasdaq Collateral Shares to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(A)          it would cause the applicable Secured Party Person to have Beneficial Ownership equal to or greater than 8.0% of the number of the total outstanding Nasdaq Shares; or

(B)         the applicable Secured Party Person under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the organization documents of Company or any agreement to which a Grantor or any Affiliate thereof or Company is a party, in each case, applicable to ownership of Nasdaq Shares (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of such Nasdaq Shares equal to: (i) the number of such Nasdaq Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any Person or entity) of the applicable Secured Party Person, as applicable, or would result in an adverse effect on such Secured Party Person under any Applicable Restriction, as determined by such Secured Party in its reasonable discretion, in each case minus (ii) 1% of the number of the total outstanding Nasdaq Shares (each of paragraphs (A) and (B) above, an “Ownership Limitation”).

  (ii)       The inability of the Security Agent or any other Secured Party to acquire, receive or exercise rights with respect to any Nasdaq Collateral Shares as provided above at any time as a result of an Ownership Limitation shall not preclude the Security Agent or such other Secured Party from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Finance Documents to the contrary, each applicable Secured Party Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Nasdaq Collateral Shares that the Security Agent or such other Secured Party, as the case may be, is not entitled to acquire or receive, or exercise any other rights of the Security Agent or any other Secured Party in respect hereof, at any time pursuant to this Ownership Provision, until such time as the Security Agent or such other Secured Party, as the case may be, is not prohibited from acquiring, receiving or exercising such rights in respect thereof under an Ownership Provision, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that the Security Agent or such other Secured Party, as the case may be, is so prohibited.

(c)        Bust-up Provision. Notwithstanding any other provision of the Finance Documents to the contrary, any sale, transfer or other disposition of Nasdaq Collateral Shares by the Security Agent must be a Qualifying Disposition.

(d)        Company is an intended third-party beneficiary of this Section 7.

8.
Power of Attorney. Subject to Section 7 of this Security Agreement, Grantor, in such capacity, hereby irrevocably constitutes and appoints the Security Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority, in the name of Grantor or in its own name, to take upon the occurrence and during the continuance of an Event of Default that has not been waived, cured or deemed not to occur pursuant to Clause 20 of the Margin Loan Agreement, any and all action and to execute any and all documents and instruments that the Security Agent at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, selling any of the Collateral on behalf of Grantor as agent or attorney in fact for Grantor, in the name of Grantor and applying the proceeds received therefrom in accordance with Clause 25 of the Margin Loan Agreement; provided that, nothing in this Section 8 shall be construed to obligate the Security Agent to take any action hereunder nor shall the Security Agent be liable to Grantor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been paid and performed in full other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued. Without limiting the generality of the foregoing, so long as the Security Agent shall be entitled under Section 9 to make collections in respect of the Collateral, the Security Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of Grantor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

9.	Remedies.

(a)
Upon the occurrence and during the continuance of an Event of Default, subject to Section 7, the Security Agent may: take control of the Collateral and proceeds thereof, including stock received as dividends or by reason of stock splits; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use the same to reduce any part of the Secured Obligations and exercise all other rights that an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee. The Security Agent shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of the Security Agent, its officers, agents or employees, except for any act or omission arising out of their own willful misconduct, gross negligence or fraud. The foregoing rights and powers of the Security Agent will be in addition to, and not a limitation upon, any rights and powers of the Security Agent given by law in equity, elsewhere in this Security Agreement, the other Finance Documents or otherwise.

(b)
Subject to Section 7 above, in addition to and not in lieu of the rights set forth in Section 9(a) above, upon the occurrence and during the continuance of an Event of Default, the Security Agent may, without notice of any kind, which Grantor hereby expressly waives (except for any notice required under this Security Agreement or any other Finance Document that may not be waived under applicable Law), at any time thereafter exercise and/or enforce any of the following rights and remedies, at the Security Agent’s option:

 (i)          Deliver or cause to be delivered to itself or to an Affiliate any Collateral;

 (ii)        Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any Collateral, and otherwise exercise all of Grantor’s rights with respect to any and all of the Collateral, in its own name, in the name of Grantor or otherwise; provided that, the Security Agent shall have no obligation to take any of the foregoing actions; and

 (iii)       Sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as the Security Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and the Security Agent or any other Secured Party may be the purchaser, lessee, assignee or recipient of any or all of such Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Grantor, any such demand, notice and right or equity being hereby expressly waived and released. The Security Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(c)
Grantor specifically understands and agrees that any sale by the Security Agent of all or part of the Collateral pursuant to the terms of this Security Agreement may be effected by the Security Agent at times and in manners that could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 7 hereof and the Issuer Agreement), and Grantor hereby agrees that any such sale shall not be deemed to have been made in a manner that is not commercially reasonable solely by virtue of the amount of proceeds resulting therefrom. Without limiting the generality of the foregoing, if, in the reasonable opinion of the Security Agent, there is any question that a public sale or distribution of any Collateral may violate any state or federal securities law, including without limitation, the Securities Act, the Security Agent may offer and sell such Collateral in a transaction exempt from registration under the Securities Act (including, without limitation, pursuant to Section 4(a)(2) thereof), and/or limit purchasers to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and/or who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof and/or who will agree to comply with restrictions on transfer as set forth in the relevant Issuer Agreement, and any such sale made in good faith by the Security Agent shall be deemed “commercially reasonable” for purposes of the UCC. Furthermore, Grantor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Grantor than those obtainable through a public sale without such restrictions, and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Grantor further acknowledges that any specific disclaimer of any warranty of title or the like by the Security Agent will not be considered to adversely affect the commercial reasonableness of any sale of Collateral. The parties agree and acknowledge that the Nasdaq Collateral Shares are traded on a recognized market.

(d)
If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 9 are insufficient to cover the costs and expenses of such sale, collection or realization and the payment in full of the Secured Obligations (other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued), the Security Agent may continue to enforce its remedies under this Security Agreement and the other Finance Documents to collect the deficiency.

(e)
The Security Agent’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Security Agent need not otherwise preserve, protect, insure or care for any Collateral. The Security Agent will be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Security Agent accords its own property. The Security Agent shall not be obligated to preserve any rights Grantor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

(f)
If the Security Agent shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 9, Grantor agrees that, upon request of the Security Agent, Grantor will, at its own expense:

(i)        execute and deliver, and use commercially reasonable efforts to cause the officers and directors of Company to execute and deliver, to any Person or governmental authority, as the Security Agent may choose, any and all documents and writings that, in the Security Agent’s reasonable judgment, may be required by any governmental authority located in any city, county or state where Grantor or Company engages in business in order to permit the transfer of, or to more effectively or efficiently transfer, the Collateral or otherwise enforce the Security Agent’s rights hereunder; and

(ii)         do or cause to be done all such other acts and things as may be necessary or advisable to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

(g)
Except as otherwise expressly provided in this Security Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other Cash or other amounts received or held by the Security Agent as Collateral, following the occurrence, and during the continuance, of an Event of Default, shall be applied by the Security Agent in accordance with Clause 25 of the Margin Loan Agreement.

(h)
Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 9 may be specifically enforced.

(i)	[Reserved].

Grantor agrees and acknowledges that the Nasdaq Collateral Shares are customarily sold on a recognized market within the meaning of Section 9-610 of the UCC and represent a significant percentage of the total outstanding Nasdaq Shares.  In the event that an Event of Default shall have occurred and the Security Agent shall be instructed to exercise any of its rights and remedies with respect to the Nasdaq Collateral Shares, as provided above or otherwise available to it under the UCC, at law or in equity, as contemplated by Section 9-603 of the UCC, the parties hereto agree to the following standards for measuring the fulfillment of the obligations of the Security Agent and the rights of Grantor under the UCC.  In the event that notification of disposition of the Nasdaq Collateral Shares is required by applicable law (it being acknowledged and agreed that no such notice shall be required if the Nasdaq Collateral Shares threaten to decline speedily in value or are of a type customarily sold on a recognized market), the parties hereto agree that notice sent to each of the persons specified in Section 9-611(c) of the UCC prior to (x) the date of any proposed public sale of the Nasdaq Collateral Shares (or on such date but prior to any such sale) or (y) the date on or after which the Security Agent intends to conduct a private sale of the Nasdaq Collateral Shares (or on such date but prior to any such sale), shall constitute a reasonable time for such notice.

(j)
The parties acknowledge and agree that large blocks of equity securities are customarily sold by the seller retaining an investment bank or other financial institution (a “Block Dealer”) to send notification of such sale via e-mail and/or telephone calls, using a marketing team reasonably familiar with the issuer and the market for such equity securities, to ten (10) or more sophisticated equity investors who maintain accounts with such Block Dealer (or its affiliates) (but generally not to retail investors) soliciting such investors to submit bids to purchase the offered securities from which bids the Block Dealer will build a book of bids for purposes of determining the market clearing price for such offered securities, which price is typically expected to be determined within a few hours of the commencement of such offering but can be determined as soon as, for example, thirty (30) minutes thereafter or as long as, for example, three (3) scheduled trading days thereafter.  Furthermore, the parties acknowledge and agree that the events or circumstances giving rise to certain Events of Default (including, for example, those arising from, or in connection with, a “change of control”, Merger Event, Soft Collateral Call and/or a Hard Collateral Call), and/or the event of a foreclosure on a large block of equity securities pledged by a major shareholder, may reduce the number of investors interested in participating in the market for such equity securities and/or the price any such investor is willing to bid for such equity securities. As a result, any such sale may result in prices and terms less favorable to the Security Agent than those that could be obtained by selling or otherwise disposing of such Nasdaq Collateral Shares in multiple transactions, over multiple days, in a broadly distributed offering and/or in the absence of, or at a time later than the occurrence of, any adverse events or circumstances. As contemplated by UCC Section 9-603, the parties hereto desire to agree that any private foreclosure held in accordance with the foregoing procedures shall satisfy the commercial reasonableness and other requirements of the UCC.  Nevertheless, the Security Agent shall not be limited to foreclosing in accordance with the foregoing procedure and may also foreclose using any other method or procedure that satisfies the applicable requirements of the UCC and other applicable law.

In addition, in the event that the Security Agent determines to sell the Nasdaq Collateral Shares in a sale that is a public sale for purposes of the UCC, the parties hereto agree that posting of notice of such sale, such notice to describe the Nasdaq Collateral Shares being sold and the time and place of the sale as described below, through the Bloomberg Professional service or any other comparable on-line service widely used by sophisticated equity traders and/or investors after the close of trading on the Exchange on the day of, but prior to, such sale shall constitute sufficient public notice of any such sale and that no notice thereof in any newspaper or other written publication shall be required. The parties hereto agree that notification of the time and method of a sale of the Nasdaq Collateral Shares conducted in such a manner shall constitute sufficient notice of the time and place of the public sale for purposes of the UCC.  Each of the parties hereto has been advised by legal counsel and believes that the foregoing procedures and agreements for disposition of the Nasdaq Collateral Shares are in their mutual interest.

10.	[Reserved].

11.	General.

(a)
Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Grantor may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Finance Documents without the prior written consent of the Security Agent (and any attempted assignment or transfer by Grantor without such consent shall be null and void), unless otherwise permitted under the terms of such Finance Documents and (ii) the Security Agent may not assign or otherwise transfer its rights or obligations hereunder except in accordance with Clause 24 of the Margin Loan Agreement. Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted under the Margin Loan Agreement) any legal or equitable right, remedy or claim under or by reason of this Security Agreement.

(b)
No Waiver. No failure or delay by the Security Agent in exercising any right or power hereunder or under any other Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Security Agent hereunder and under any other Finance Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Finance Documents or consent to any departure by Grantor therefrom shall in any event be effective unless the same shall be permitted by Clause 34 of the Margin Loan Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Grantor in any case shall entitle Grantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Security Agent to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Security Agent or any other Secured Party may have had notice or knowledge of such Event of Default at the time.

(c)
Continuing Agreement; Release of Collateral. This Security Agreement shall constitute a continuing agreement and shall continue in effect until the Secured Obligations have been paid in full other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued, at which time the Collateral shall automatically be released from the Liens created hereby, and this Security Agreement and all obligations (other than those expressly stated to survive such termination) of the Security Agent and Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Grantor. At the request and sole expense of Grantor following any such termination, the Security Agent shall deliver to Grantor any Collateral held by the Security Agent hereunder, and execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination, including notice to any securities intermediary terminating the applicable Control Agreements. No Collateral shall be released prior to the payment in full of the Secured Obligations, other than (i) those not then due and expressly stated to survive termination or (ii) contingent indemnification obligations for which no claim has been asserted or accrued, except as set forth in Clauses 19.4, 19.5, 19.6, 19.8, 19.9 and 19.10 of the Margin Loan Agreement. Notwithstanding the foregoing, if at any time, any payment to the Security Agent in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in insolvency, liquidation, winding up, bankruptcy or reorganization or otherwise, the rights and obligations of the parties hereunder, and the Liens of the Security Agent on the Collateral, shall be automatically reinstated and Grantor shall promptly deliver any documentation reasonably requested by the Security Agent to evidence such reinstatement.

(d)	Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Security Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.

(e)	Notice. Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Clause 30 of the Margin Loan Agreement.

(f)
Modifications. No provision hereof shall be modified or limited except pursuant to Clause 34 of the Margin Loan Agreement. The provisions of this Security Agreement shall not be modified or limited by course of conduct or usage of trade.

(g)
Financing Statement. Grantor hereby irrevocably authorizes the Security Agent (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto, containing any information required under the UCC or the law of any other applicable jurisdiction (in each case without the signature of Grantor to the extent permitted by applicable law), necessary in the judgment of the Security Agent to perfect or evidence its Security Interest in and lien on the Collateral. Grantor agrees to provide to the Security Agent (or its designees) any and all information required under the UCC or the law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto.

(h)
Counterparts; Integration; Effectiveness. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Security Agreement and the other Finance Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Security Agreement shall become effective when it shall have been executed by the Security Agent and when the Security Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of such signature page.  The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Security Agreement or any document to be signed in connection with this Security Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i)
Severability. Any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j)
WAIVER OF MARSHALING. EACH OF GRANTOR AND THE SECURITY AGENT ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL HEREUNDER OR UNDER ANY OTHER SECURITY AGREEMENT: (A) THE SECURITY AGENT IS UNDER NO OBLIGATION TO MARSHAL ANY SUCH COLLATERAL; (B) THE SECURITY AGENT MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON SUCH COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (C) SHALL APPLY THE PROCEEDS OF ANY OR ALL OF SUCH COLLATERAL TO THE SECURED OBLIGATIONS IN ACCORDANCE WITH CLAUSE 7.3 OF THE MARGIN LOAN AGREEMENT. GRANTOR WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY SUCH COLLATERAL.

(k)	Governing Law. This Security agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(l)
Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Security Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Security Agreement or any other Finance Document shall affect any right that the Security Agent or the other Secured Parties may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Finance Document against Grantor or its properties in the courts of any jurisdiction.

(m)
Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement in any court referred to in Subsection (l) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(n)
WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(n).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their duly authorized representatives as of the date first above written.

Grantor

BORSE DUBAI LIMITED

By:	/s/ Essa Kazim
Name:	Essa Kazim
Title:	Director

[Signature Page to Pledge and Security Agreement]

ABU DHABI COMMERCIAL BANK PJSC, as Security Agent

By:	/s/ Ludovic Nobili
Name:	Ludovic Nobili
Title:	Group Head - Corporate & Investment Banking

By:	/s/ Ashish Sharma
Name:	Ashish Sharma
Title:	Head - Corporate & Investment Banking - DNE

[Signature Page to Pledge and Security Agreement]

Schedule 1

UCC Filing Location
1.          Washington, D.C.